Filed pursuant to Rule 433

Registration No. 333-224472

Issuer Free Writing Prospectus dated March 20, 2020

Relating to Preliminary Prospectus Supplement dated March 20, 2020

Term Sheet

March 20, 2020

Issuer:	Intel Corporation
Anticipated Ratings:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)*
Security Type:	SEC Registered
Trade Date:	March 20, 2020
Expected Settlement Date:	March 25, 2020 (T+3)**
Use of proceeds:	General corporate purposes, including, but not limited to, refinancing of outstanding debt, funding for working capital and capital expenditures

3.400% Senior Notes due 2025

Size:	$1,500,000,000
Maturity Date:	March 25, 2025
Coupon:	3.400%
Interest Payment Dates:	March 25 and September 25, commencing on September 25, 2020
Price to Public:	99.845%, plus accrued interest from March 25, 2020, if any.
Benchmark Treasury:	UST 1.125% due February 28, 2025
Benchmark Treasury Price/Yield:	102-28/0.534%
Spread to Benchmark Treasury:	+290 bps
Yield:	3.434%
Make-Whole Call:	T+45 bps for any redemption prior to February 25, 2025
Par Call:	On or after February 25, 2025
CUSIP/ISIN:	458140 BP4/US458140BP43

3.750% Senior Notes due 2027

Size:	$1,000,000,000
Maturity Date:	March 25, 2027
Coupon:	3.750%
Interest Payment Dates:	March 25 and September 25, commencing on September 25, 2020
Price to Public:	99.805%, plus accrued interest from March 25, 2020, if any.
Benchmark Treasury:	UST 1.125% due February 28, 2027
Benchmark Treasury Price/Yield:	101-31/0.832%
Spread to Benchmark Treasury:	+295 bps
Yield:	3.782%
Make-Whole Call:	T+50 bps for any redemption prior to January 25, 2027
Par Call:	On or after January 25, 2027
CUSIP/ISIN:	458140 BQ2/US458140BQ26

3.900% Senior Notes due 2030

Size:	$1,500,000,000
Maturity Date:	March 25, 2030
Coupon:	3.900%
Interest Payment Dates:	March 25 and September 25, commencing on September 25, 2020
Price to Public:	99.795%, plus accrued interest from March 25, 2020, if any.
Benchmark Treasury:	UST 1.500% due February 15, 2030
Benchmark Treasury Price/Yield:	104-30/0.975%
Spread to Benchmark Treasury:	+295 bps
Yield:	3.925%
Make-Whole Call:	T+50 bps for any redemption prior to December 25, 2029
Par Call:	On or after December 25, 2029
CUSIP/ISIN:	458140 BR0/US458140BR09

4.600% Senior Notes due 2040

Size:	$750,000,000
Maturity Date:	March 25, 2040
Coupon:	4.600%
Interest Payment Dates:	March 25 and September 25, commencing on September 25, 2020
Price to Public:	99.909%, plus accrued interest from March 25, 2020, if any.
Benchmark Treasury:	UST 2.375% due November 15, 2049
Benchmark Treasury Price/Yield:	116-24+/1.657%
Spread to Benchmark Treasury:	+295 bps
Yield:	4.607%
Make-Whole Call:	T+50 bps for any redemption prior to September 25, 2039
Par Call:	On or after September 25, 2039
CUSIP/ISIN:	458140 BL3/US458140BL39

4.750% Senior Notes due 2050

Size:	$2,250,000,000
Maturity Date:	March 25, 2050
Coupon:	4.750%
Interest Payment Dates:	March 25 and September 25, commencing on September 25, 2020
Price to Public:	99.889%, plus accrued interest from March 25, 2020, if any.
Benchmark Treasury:	UST 2.375% due November 15, 2049
Benchmark Treasury Price/Yield:	116-24+/1.657%
Spread to Benchmark Treasury:	+310 bps
Yield:	4.757%
Make-Whole Call:	T+50 bps for any redemption prior to September 25, 2049
Par Call:	On or after September 25, 2049
CUSIP/ISIN:	458140 BM1/US458140BM12

4.950% Senior Notes due 2060

Size:	$1,000,000,000
Maturity Date:	March 25, 2060
Coupon:	4.950%
Interest Payment Dates:	March 25 and September 25, commencing on September 25, 2020
Price to Public:	98.171%, plus accrued interest from March 25, 2020, if any.
Benchmark Treasury:	UST 2.375% due November 15, 2049
Benchmark Treasury Price/Yield:	116-24+/1.657%
Spread to Benchmark Treasury:	+340 bps
Yield:	5.057%
Make-Whole Call:	T+50 bps for any redemption prior to September 25, 2059
Par Call:	On or after September 25, 2059
CUSIP/ISIN:	458140 BN9/US458140BN94

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Goldman Sachs & Co. LLC toll-free at 1-866 471-2526 or (iii) J.P. Morgan Securities LLC collect at 1-212-834-4533.